Exhibit 10.1
EXECUTION COPY
DISTRIBUTION AGREEMENT
          This Distribution Agreement (this “Agreement”) is made and entered into this 8th day of August, 2007, between The Sun-Times Company (“Sun-Times”), individually and on behalf of Chicago Sun-Times LLC, Chicago Group Acquisition LLC, Fox Valley Publications LLC, Midwest Suburban Publishing, Inc., Pioneer Newspapers Inc. and The Post-Tribune Company LLC (collectively, the “Sun Times Subsidiaries” and, together with Sun-Times, “STC”), and Chicago Tribune Company (“CTC”) (hereinafter jointly the “Parties”).
          WHEREAS, STC is in the business of publishing the Chicago Sun-Times as well as the other newspapers set forth in Schedule A (hereinafter the “Publications”); and
          WHEREAS, STC and CTC have determined that having CTC accomplish distribution of Publications for STC will result in substantial cost savings and improvements to customer service for both STC and CTC, will enhance the ability of both STC and CTC to market their publications and therefore increase distribution penetration, and will make it possible to offer advertisers of both CTC and STC greater choice with respect to zoned advertising.
NOW THEREFORE, the Parties agree as follows:
SECTION I — DEFINITIONS
1.1	“CTC Contractors” is defined as independent contractors and other third parties utilized by CTC to distribute its and other third party publications in the Distribution Area.

1.2	“CTC Distribution Center” is defined as the distribution centers listed on Schedule B and such other distribution centers as may be mutually agreed upon by the Parties.

1.3	“Distribution Area” is defined as the geographic area encompassed on the date hereof by the zip codes listed in Schedule F and such other zip codes as may be mutually agreed upon by the Parties.

1.4	“Force Majeure Event” is defined as any event that prevents a party from performing its obligations hereunder due to causes beyond the reasonable control of such party including, without limitation, acts of God, acts of civil or military authorities, riots or civil disobedience, wars, strikes, walk-outs, lock-outs or other labor or industrial disputes, fires, terrorist attacks, or interruptions in telecommunications or Internet services, which interruptions are specifically due to failure of regional Network Access Points or Internet backbones or other failure affecting a significant number of telecommunications or Internet users not accessing the CTC system. It is expressly agreed that interruptions, failures or delays caused by CTC bandwidth or security issues shall not be considered a Force Majeure Event.

1.5	“Hot Complaint” is defined as a delivery complaint that has escalated beyond normal notifications and is deemed “urgent”.

1.6	“Insert” is defined as an individual newspaper section and/or free standing advertising insert. The Publications themselves are not inserts, and cannot be delivered together for purposes of avoiding per copy distribution fees. Any other publication, reasonably considered to be a stand-alone publication, whether or not owned or controlled by STC, is also not an insert, and cannot be delivered with the Publications for purposes of avoiding per copy distribution fees; provided, however, that the Plainfield Sun, to the extent it is inserted in The Herald News and distributed in the 60435 zip code area, and the Lincolnway Sun, to the extent it is inserted in The Herald News and distributed in the 60442 and 60451 zip code areas, shall both be considered Inserts.

1.7	“Publications” is defined as set forth in the first recital above. If during the term of this Agreement, STC purchases or otherwise acquires or establishes additional daily or weekly newspapers to be delivered in the morning within the Distribution Area with similar delivery standards to those set forth in this Agreement, such publications will be added to the Publications set forth in Schedule A of this Agreement; provided, however, that if such additional publication(s) will increase the overall volume of copies to be delivered pursuant to this Agreement by fifteen percent (15%) or more over the volume of STC circulation as of the date of this Agreement, then the Parties will negotiate in good faith and will mutually agree upon (i) whether the additional publication(s) will be distributed under this Agreement and (ii) the terms and conditions relating to the delivery of such additional publication(s).

1.8	“Saturation Sample Copies” is defined as copies of the Publications distributed free for a limited time to non-subscribers or prospective advertisers and do not include copies delivered as part of a contractual agreement or opt in/opt out free subscriptions. To be eligible for reduced saturation sample copy delivery fees, saturation sample copies, plus all other copies must be delivered to ninety percent (90%) of the households in a specified carrier route.

1.9	“Bulk Copies” is defined as copies related to Newspaper in Education programs, and other programs where more than five (5) copies of the Publications are delivered to an individual address.
SECTION II — HOME DELIVERY
2.1	CTC’s Obligations and STC’s Obligations. CTC agrees to distribute the Publications, through the CTC Contractors, to STC’s home delivery subscribers in quantities and throughout areas agreed upon in accordance with the terms of this Agreement beginning on the dates set forth on Schedule H to the extent that STC shall make available on a consistent basis to each location requested by CTC, as described in Schedule B, a sufficient number of copies of the Publications (and such inserts or extra sections as may be required) and at such arrival times as described in Schedule B, to enable CTC to provide the Publications to CTC Contractors for delivery to all required locations and subscribers as identified by STC. STC will arrange for the delivery of all Publications from STC’s printing site(s) to the CTC Distribution Centers at STC’s sole expense. Publications will be delivered on pallets and the pallets will be unloaded by STC personnel into CTC-designated areas at the CTC Distribution Centers. CTC agrees to cause the Publications to be delivered in a dry and undamaged condition at or before the times enumerated on Schedule C. If STC requests delivery standards that exceed those in Schedule C and CTC agrees to provide them or if STC consents in writing to improved delivery standards proposed by CTC, CTC and STC shall jointly share the cost of implementing those improved standards on a pro rata basis (i.e. based upon the relative amounts of circulation provided by STC, CTC and other publications distributed by CTC). CTC will not, and will not permit or allow the CTC Contractors, through specific contractual commitments with the CTC Contractors, to stamp upon, attach to, or insert in copies of the Publications provided by STC any material not furnished by STC, nor will CTC insert such Publications within any imprinted wrapping, covering, or container not furnished or sold to CTC by STC.

2.2	Workplace Rules and Regulations. STC shall cause its employees and independent contractors to abide by CTC’s reasonable CTC Distribution Center rules and regulations at all times when such persons are on CTC’s premises.

2.3	Fees.
(a) For the services to be provided under this Section II, CTC shall receive fees and other payments as described in Schedule D. Delivery fees include fees for clear plastic delivery bags to be used as part of the delivered Publications.

(b) Additional or special inserting or delivery services to be provided by CTC (including, but not limited to, one or more parts, advertising, product samples, and/or CDs) shall be subject to mutual agreement of the Parties. On occasion STC will supply “Post-it” style advertising notes to be applied to the front page news section of STC publications prior to delivery. Application of such “Post-it” notes will be subject to a per piece rate as outlined in Schedule D. Any additional or special inserting or delivery services requested by STC shall require fourteen (14) days prior written notice to CTC, unless otherwise mutually agreed by the parties. Bonus Day copies or additional copies added under other special services that add more than twenty percent (20%) volume to any individual CTC Distribution Center will require twenty-one (21) days notice. At CTC’s option, any day with such event will not be counted in the complaint average for any service penalty or incentive provision.

(c) STC reserves the right to require distribution under this Agreement of an additional copy of the Publications to STC subscribers who normally do not subscribe to a given delivery day. These “Bonus Day” copies shall be incorporated into existing delivery lists and shall be distributed to customers by the normal delivery requirements in this Agreement. Bonus Day copies shall be invoiced to STC at the agreed upon per copy rate and STC shall compensate CTC for these additional fees based on the payment terms outlined in Section 4.3. STC shall provide CTC fourteen (14) days notice prior to any Bonus Day.

(d) During the term of this Agreement, if any of STC’s Publications convert in whole or part to a form of non-paid circulation, regular delivery fees set forth in Schedule D will still apply. Non-paid circulation includes, but is not limited to, the following categories: (i) “Controlled Circulation” is defined as a distribution to a specific end recipient, at a specific address, and for a pre-determined duration of time (opt in or opt out); (ii) “Requested Delivery” is defined as distribution to individuals who have made a specific request for delivery and includes documentation of the request and dates of delivery; and “Public Access Distribution” is defined as multiple copies of a publication intended for consumers and distributed to a public place, and may include but is not limited to retail establishments, street racks and apartments.

2.4	Late Deliveries and Redeliveries.
(a) If CTC is notified by 10:00 A.M. on any delivery day that a copy of a Publication that was to be delivered that day has not been received by the subscriber, CTC shall deliver another (service) copy of that Publication to that subscriber (“redelivery”) within sixty (60) minutes of receipt of request for redelivery. Service copies will be supplied by STC for this purpose. CTC will be responsible for the cost of this redelivery unless the delay in the delivery of Publications is due to STC’s failure to deliver Publications to the specified CTC distribution facilities within sixty (60) minutes of the times specified on Schedule B attached hereto (or, in the case of deliveries of The Beacon News and The Courier News to the Elgin, North Aurora, Schaumburg and Woodstock CTC Distribution Centers, within thirty (30) minutes of the times specified on Schedule B attached hereto).

(b) If STC fails to deliver the Publications to the specified CTC Distribution Centers within sixty (60) minutes of the times specified on Schedule B attached hereto (or, in the case of deliveries of The Beacon News and The Courier News to the Elgin, North Aurora, Schaumburg and Woodstock CTC Distribution Centers, within thirty (30) minutes of the times specified on Schedule B attached hereto) CTC shall not be obligated to deliver such late-delivered Publications to STC home delivery subscribers the same day but shall make commercially reasonable efforts through the CTC Contractors to deliver such late-delivered STC Publications to STC home delivery subscribers the same day. Where such efforts require a second delivery pass, and CTC is able to provide a second delivery pass, an additional per copy fee as detailed in Schedule D will apply. However, if CTC is unable to do so, the Publications will be delivered the next delivery day in conjunction with that day’s normal deliveries. In this event, CTC shall receive only the regular per copy fee for the normal delivery of each Publication and no additional per copy fee will be applied.

(c) Notwithstanding anything to the contrary set forth in this Section 2.4, and without limiting this Section 2.4, if during the term of this Agreement STC’s delivery of any of the Publications to one or more specified CTC Distribution Centers consistently runs more than thirty (30) minutes later than the times specified on Schedule B, CTC shall be entitled to provide written notice of such late deliveries to STC and STC will promptly develop a plan intended to remediate such late deliveries and implement such plan within in one (1) month of receipt of CTC’s notice.

2.5	Subscriber Complaints. Upon receipt of notice in writing or by computer or other electronic transmission from STC of the name and address of a subscriber and the subject matter of the subscriber complaint, CTC shall take substantially similar measures to resolve the complaint as it takes to resolve similar complaints related to the delivery of non-CTC publications distributed by CTC or its affiliates. CTC shall communicate the resolution of all Hot Complaints to STC within twenty-four (24) hours following such resolution.

2.6	Delivery List.

(a) CTC will receive from STC a delivery list containing the names and addresses of the Publications’ home delivery subscribers subject to this Agreement, and CTC acknowledges that this delivery list is and shall remain the property of STC and CTC will use the information on STC’s delivery list only in connection with its delivery obligations herein. STC may add to the delivery list new subscribers within the Distribution Area by providing notice in writing or by email or other electronic transmission to CTC of the names and addresses of such new subscribers and such other information as CTC may reasonably require. CTC shall take such steps as may be required to commence deliveries to such new subscribers within forty-eight (48) hours of receipt of notification from STC, unless delivery is scheduled for later than forty-eight (48) hours from receipt of notification, such as in a Sunday-only subscription. CTC shall notify STC promptly in the event the address of any subscriber that STC adds to its delivery list shall be undeliverable. CTC will receive from STC a daily start and stop report containing subscriber changes, which will be provided in writing or by email or other electronic transmission. STC will send all additions, deletions and other subscriber changes to the person(s) and addresses or numbers (physical, email or fax) as indicated in Schedule E hereto. The contact information for the person(s) listed in Schedule E may be changed by CTC from time to time upon notice to STC. These changes will be entered, updated, and implemented within CTC’s network on a daily basis.

(b) CTC agrees that the delivery list (as it is updated from time to time) will not be transferred, exhibited or disclosed to any other person or firm, except that CTC may disclose or exhibit the list to those CTC employees or CTC Contractors (and their subcontractors and sub-agents) who require the information to fulfill the obligations under this Agreement. CTC agrees to protect the confidentiality of the information contained within the delivery list as provided in Section 4.6(b) below. CTC will permit STC to conduct a yearly audit of its security policies, procedures and systems, upon at least five (5) business days prior written notice and during normal business hours so as not to materially effect CTC’s operation of its business. The cost of any security audits that STC requests shall be paid for by STC.

(c) Upon termination of this Agreement, CTC will promptly deliver to STC the delivery list(s) in both hard copy and electronic formats, and shall contractually require CTC Contractors to destroy all copies thereof. CTC will also destroy, and will contractually require CTC Contractors (and their subcontractors and sub-agents) to destroy, any database or other tangible or electronic media that contains such information. CTC will certify in writing compliance with the obligations set forth in this Section 2.6(c). Nothing in this Section 2.6 shall be deemed to restrict CTC’s rights with respect to its own subscribers and delivery list. Furthermore, STC acknowledges that CTC contacts all households in the Distribution Area to market its own products, and this Agreement does not restrict any CTC sales, marketing, and/or distribution efforts.

(d) The provisions of this Section 2.6 are in addition to those set forth in Section 4.6 of this Agreement.

2.7	Complaint Ratios; Penalties; Incentives.

(a) As used herein, the term “Complaint Ratio” shall mean the number of STC customer delivery complaints received per day per 1,000 home deliveries of the Publications provided by CTC.

(b) As used herein, the terms “Complaint Target,” “Penalty Target” and Incentive Target” shall mean the number of delivery complaints per 1,000 home deliveries of the Publications provided by CTC as follows:

	COMPLAINT	PENALTY	INCENTIVE
TIME PERIOD	TARGET	TARGET	TARGET

From the date of this Agreement until 30 days after commencement of delivery services	3.5 — 4.5	None	None

From 30 days after commencement of delivery services to December, 2007	3.0 — 3.5	Over 3.5	None

January — March 2008	3.0 — 3.25	Over 3.25	None

April — December 2008	1.5 — 3.0	Over 3.25	None

January 2009 to end of Term	1.5 — 3.0	Over 3.0	Under 1.5

(c) Beginning October 1, 2007, if at the end of any 4-week period, CTC’s average Complaint Ratio for such 4-week period for all Publications combined exceeds the applicable Penalty Target for the applicable time period set forth in the above table, CTC will pay STC as liquidated damages, the sum of $25,000; provided, however, that for each day during the relevant period an STC delivery to a CTC Distribution Center is over thirty (30) minutes beyond the time set forth on Schedule B, complaints relating to such day(s)’ distribution from the affected CTC Distribution Center, at CTC’s option, shall be excluded from the 4-week period. Additionally, should any Force Majeure Event occur, complaints relating to such day(s)’ distribution, at CTC’s option, shall also be excluded from the relevant 4-week period. Such $25,000 payment shall be made to STC within fourteen (14) days from the end of the applicable measurement period.

(d) Beginning January 1, 2009, if at the end of any 4-week period, CTC’s average Complaint Ratio for such 4-week period for all Publications combined is less than the Incentive Target set forth in the above table, STC will pay CTC as an incentive payment the sum of $25,000; provided, however, that for each day during the relevant period an STC delivery to a CTC Distribution Center is over thirty (30) minutes beyond the time set forth on Schedule B, complaints relating to such day(s)’ distribution from the affected CTC Distribution Center, at CTC’s option, shall be excluded from the 4-week period. Additionally, should any Force Majeure Event occur, complaints relating to such day(s)’ distribution, at CTC’s option, shall also be excluded from the relevant 4-week period. Such $25,000 payment shall be made to CTC within fourteen (14) days from the end of the applicable measurement period.

(e) CTC shall have the right to audit all STC late delivery complaint data upon five (5) days written notice and STC shall provide to CTC STC’s method of calculating Complaint Ratios. Any such audit by CTC will be conducted during normal business hours so as not to materially effect STC’s operation of its business. The cost of any security audits that CTC requests shall be paid for by CTC.

(f) Notwithstanding anything to the contrary set forth in this Section 2.7, and without limiting this Section 2.7, if during the term of this Agreement one or more STC Publications experiences a Complaint Ratio in the Penalty Target range for two (2) consecutive weeks, STC shall be entitled to provide written notice to CTC of such problem and CTC will promptly develop a plan intended to remediate such problem and implement such plan within one (1) month of receipt of STC’s notice.

2.8	Bulk Deliveries. CTC agrees to provide distribution of STC Publications to specified schools, colleges, hotels and other Bulk Copy delivery recipients, at STC’s request, at or before the times set forth on Schedule C. CTC will receive from STC a delivery list containing addresses of Bulk Copy delivery recipients. STC shall make available on a consistent basis to each location requested by CTC, as described in Schedule B, a sufficient number of copies of the Publications (and such inserts or extra sections as may be required) and at such arrival times as described in Schedule B, to enable CTC to deliver the Publications, through the CTC Contractors, to Bulk Copy delivery recipients. STC shall pay CTC the fees for Bulk Copy deliveries described in Schedule D. Notwithstanding the otherwise exclusive nature of this Agreement, nothing contained herein shall require STC to use CTC for distribution of STC Publications to Bulk Copy delivery recipients within the limits of the City of Chicago. CTC’s exclusivity provisions apply to all Bulk Copy deliveries in the Distribution Area outside the limits of the City of Chicago.

2.9	Saturation Sample Deliveries. In the event STC offers a Saturation Sample Copy distribution opportunity to CTC and CTC elects to undertake such opportunity, CTC shall provide distribution of Saturation Sample Copies at or before the times set forth on Schedule C. CTC will receive from STC a delivery list containing addresses of Saturation Sample Copy delivery recipients. STC shall make available to each location requested by CTC, as described in Schedule B, a sufficient number of Saturation Sample Copies and at such arrival times as described in Schedule B, to enable CTC to deliver the Saturation Sample Copies, through the CTC Contractors, to Saturation Sample Copy recipients. STC shall pay CTC the fees for Saturation Sample Copy deliveries described in Schedule D. Notwithstanding the otherwise exclusive nature of this Agreement, nothing contained herein shall require STC to use CTC for distribution of Saturation Sample Copies within the Distribution Area.
SECTION III — SINGLE COPY
3.1	CTC’s Obligations and STC’s Obligations. CTC agrees, through its CTC Contractors, to distribute single copies of the Publications to single copy outlets in quantities and throughout areas agreed upon in accordance with the terms of this Agreement beginning on the dates set forth in Schedule H to the extent that STC shall make available on a consistent basis to each location requested by CTC, as described in Schedule B, a sufficient number of copies of the Publications (and such inserts or extra sections as may be required) and at such arrival times as described in Schedule B, to enable CTC to cause the delivery of the Publications to all sales outlets at the times outlined in Schedule C. CTC, through the CTC Contractors, shall collect leftover copies (or a report of leftover copies) of the Publications from retail outlets on a weekly basis. CTC will not be liable for the refusal or inability of a retailer to pay for sold copies. In the event that a retailer refuses or is unable to pay for copies sold, STC will remain at risk for collection of such amounts and will not seek to collect any such amounts from CTC. Notwithstanding the otherwise exclusive nature of this Agreement, within the City of Chicago, STC reserves the right to distribute copies of the Publications in any manner other than by means of home delivery. CTC shall have no rights, obligations or responsibilities in connection with STC’s distribution of these copies.

3.2	Fees. CTC shall receive fees for single copy delivery, inserting and other services as described in Schedule D.

3.3	Invoicing and Payment. CTC, through its CTC Contractors, shall be responsible for invoicing and collecting monies due for all single copies sold in sales outlets in the Distribution Area. The monies collected by CTC per this Section 3.3 shall be retained by CTC and applied as a credit against the monies STC owes CTC for fees per Sections 2.3 and 3.2 of this Agreement and shall in no event be remitted to STC directly by CTC or the CTC Contractors. On or before the 15th of each month during the term hereof, CTC shall provide to STC an accounting and reconciliation of all amounts invoiced and collected in respect of Publications delivered by CTC hereunder during the prior month.

3.4	News Racks. STC shall provide newspaper vending racks to CTC, which remain the sole property of STC (“STC Racks”). CTC, through its CTC Contractors, shall be responsible for the basic appearance, safe placement and reporting of safe working condition of the STC Racks; provided, however, that CTC shall not be responsible for the current condition or placement of STC Racks currently in place. CTC agrees to contractually require the CTC Contractors to notify it, and CTC in turn will provide such information received to STC reasonably promptly in the event an STC Rack becomes unsafe or inoperable and cannot be repaired. CTC shall contractually require the CTC Contractors to refrain from placing any materials in STC’s Racks other than Publications made available to CTC by STC or newsrack cards and/or materials supplied to CTC by STC. CTC shall contractually require the CTC Contractors to comply with all municipal rack ordinances, including those municipalities with modular or common racks. All licensing, maintenance, repairs, and regulatory fees shall be the sole responsibility of STC. STC reserves the right to relocate the STC Racks within the Distribution Area at any time.

3.5	Audit Bureau of Circulations. The Parties acknowledge that STC must accurately report its circulation figures to the Audit Bureau of Circulations (“ABC”) and to the United States Postal Service (“USPS”) on terms and in the forms dictated by ABC or the USPS, as the case may be. Therefore, CTC agrees to provide to STC periodic and accurate reports of the numbers of each of the Publications reported to it as distributed by the CTC Contractors as well as the number of such Publications that were left over or remained unsold in forms and with such frequency as are reasonably required by STC to comply with ABC or USPS requirements. Without limiting the foregoing, CTC agrees to submit to STC’s office by Friday of each week, a data file that includes returns by outlet for the week ending the previous Sunday, and CTC agrees to submit to STC’s office within two

(2) weeks of the date of publication, an affidavit reporting the total number of leftover copies each day. CTC also agrees to permit ABC (or any Alternative Auditor (as defined herein)) and/or STC access to CTC Contractor draw/return and payment records, CTC Distribution Centers and CTC Contractors as needed to comply with the audit procedures of ABC or any Alternative Auditor. In addition, should the circulation of any of the Publications be audited by a group or entity other than ABC during the term hereof (an “Alternative Auditor”), CTC agrees to cooperate with STC to ensure that STC is able to comply with such Alternative Auditor’s reporting rules and regulations.
SECTION IV — GENERAL
4.1	Performance Standards. CTC shall be responsible for the accurate and timely distribution of each of the Publications to homes, offices, and sales outlets in the Distribution Area, and the provision of such other products and services as are contemplated hereby, in each case using the same general standard of care exercised with respect to other publications distributed by CTC (including, without limitation, publications owned by CTC or its affiliates). Late arrival of other papers distributed by CTC, including the Chicago Tribune, to CTC Distribution Centers shall not affect or delay CTC’s obligations hereunder to timely deliver the Publications in the manner contemplated hereby. Notwithstanding that certain of CTC’s obligations hereunder are designated herein as to be performed through the CTC Contractors, STC shall be entitled to hold CTC directly responsible for each such obligation undertaken by the CTC Contractors if CTC does not exercise the same general standard of care with respect to the CTC Contractors’ performance of such obligations hereunder as it exercises with respect to other publications distributed by CTC (including, without limitation, publications owned by CTC or its affiliates)..

4.2	Exclusive Rights. Subject to Sections 2.8, 2.9 and 3.1 hereof, CTC has exclusive rights to deliver the Publications in the Distribution Area.

4.3	Invoice and Payment. CTC agrees to invoice STC on a weekly basis for delivery services rendered during the preceding week (Monday-Sunday). Any payments due must be made in full within fourteen (14) days from the invoice date. Payment for all Publications will be itemized and shall be made in one payment; provided, however, that such payment shall reflect monies already retained by CTC per Section 3.3 of this Agreement. Interest on the unpaid balance shall accrue at an annual percentage rate of twelve percent (12%) until paid in full.

4.4	Indemnification.

(a) Indemnification by STC. STC agrees to defend and indemnify CTC and its directors, officers, employees, independent contractors, affiliates, successors, or assigns (“CTC Indemnified Parties”), and hold them harmless against any and all liability, loss, and expense (including reasonable attorney’s fees, costs, and legal expenses), arising from (i) claims, arising either before or after the date of this Agreement, of libel, unfair competition, infringements of trademarks, copyrights and other proprietary rights, advertiser claims, claims by ABC, claims by any federal or state agency or department, claims of violations of rights of privacy, plagiarism, and any other claims of any nature, in each case arising from, or attributable to, the publication or content of each of the Publications; (ii) claims arising before the date of this Agreement relating or attributable to the circulation of each of the Publications; (iii) claims of third parties, including advertisers, arising from or relating to the reporting of circulation of and by the Publications; (iv) claims arising before or after the effective date of this Agreement that are based upon or arise from any action taken or omitted to be taken by STC in connection with the transition of the distribution of the Publications to CTC from STC, including without limitation any claims brought by or on behalf of STC employees, contractors (other than CTC and its affiliates and the CTC Contractors), carriers, agents, customers, third parties, federal or state agencies or departments, landlords (including without limitation the landlords under the Leases (as defined in Section 4.25 of this Agreement)) arising prior to the date or dates such Leases are assigned to CTC, or others; (v) claims made by or on behalf of any employee of STC for damage or injury if such claim, if made against STC, would otherwise be subject to limitation under applicable workers compensation laws or regulations; or (vi) any breach of the terms of this Agreement by STC. STC also agrees to defend and indemnify the CTC Indemnified Parties from and against all damages, costs, claims and actions (including reasonable attorney’s fees, costs, and legal expenses) for, or on account of, any direct or indirect injury or damage, including death, to persons or property which may be occasioned by or result from any intentional or negligent acts or omissions of STC, its officers, agents, employees, or subcontractors (other than CTC and its affiliates and the CTC Contractors) during the performance of the work contemplated by this Agreement.

(b) Indemnification by CTC. CTC agrees to defend and indemnify STC and its directors, officers, employees, independent contractors, affiliates, successors, or assigns (“STC Indemnified Parties”), and hold them harmless against any and all liability, loss, and expense (including reasonable attorney’s fees, costs, and legal expenses), arising from (i) the Assumed Liabilities (as defined in Section 4.25 of this Agreement), or the assignment or assumption thereof; (ii) claims arising before or after the effective date of this Agreement that are based upon or arise from any action taken or omitted to be taken by CTC or its affiliates in connection with the transition of the distribution of the Publications to CTC from STC, including without limitation any claims brought by or on behalf of CTC employees, contractors, carriers, agents, customers, third parties, federal or state agencies or departments, landlords, or others; (iii) claims made by or on behalf of any employee of CTC for damage or injury if such claim, if made against CTC, would otherwise be subject to limitation under applicable workers compensation laws or regulations; or (iv) any breach of the terms of this Agreement by CTC. CTC also agrees to defend and indemnify the STC Indemnified Parties from and against all damages, costs, claims and actions (including reasonable attorney’s fees, costs, and legal expenses) for, or on account of, any direct or indirect injury or damage, including death, to persons or property which may be occasioned by or result from any intentional or negligent acts or omissions of CTC, its officers, agents, employees, or subcontractors during the performance of the work contemplated by this Agreement.

(c) Special Damages. Neither CTC nor STC shall be liable to the other for any consequential, indirect, special, incidental or punitive damages incurred as a result of either Party’s performance or non-performance of their obligations under this Agreement.

(d) Claim Notice. A CTC Indemnified Party or a STC Indemnified Party seeking indemnification under this Agreement shall give written notice (a “Claim Notice”) to the Party from whom indemnity is sought (the “Indemnifying Party”). The Claim Notice shall be given within a reasonable time after the CTC Indemnified Party or STC Indemnified Party becomes aware of the facts indicating that indemnification may be warranted. Each Claim Notice shall specify the nature of the underlying claim or demand. Failure or delay in providing any Claim Notice to any Indemnifying Party will not relieve such Indemnifying Party of any liability it may have to the Indemnified Party, except and only to the extent that such failure or delay causes actual harm to the Indemnifying Party with respect to such claim.

(e) Procedure with Respect to Third Party Claims.
       (i) As promptly as reasonably practicable after the commencement of any legal proceeding by a third party against any STC Indemnified Party or CTC Indemnified Party, as appropriate (for purposes of this Section 4.4(e), the “Indemnified Party”), which could give rise to a claim for indemnification under Section 4.4, the Indemnified Party shall give a Claim Notice to the Indemnifying Party pursuant to Section 4.4(d). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the legal proceeding. The Indemnifying Party shall then be entitled to participate in such legal proceeding and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under Section 4.4 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof.
       (ii) If an Indemnifying Party assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any person by, and no effect on any other claims that may be made against, the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid by the Indemnifying Party and (b) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld). If the Indemnifying Party chooses to defend any legal proceeding, the Parties hereto shall cooperate in the defense or prosecution of such legal proceeding. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
       (iii) If the Indemnified Party gives the Indemnifying Party written notice of the commencement of any legal proceeding and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, give written notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such proceeding or any compromise or settlement thereof effected by the Indemnified Party.

       (iv) Notwithstanding the foregoing provisions of this Section 4.4(e), if an Indemnified Party provides the Indemnifying Party with evidence that there is a reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall have no liability with respect to a judgment entered in any action so defended, or a compromise or settlement thereof entered into without its consent.
4.5	Insurance.

(a) STC agrees to purchase and maintain, during the term of this Agreement, insurance for its employees performing services hereunder as follows: (i) Worker’s Compensation and Employers’ Liability Insurance in such amounts as may be required by applicable state law; (ii) Automobile Liability Insurance with limits of not less than $500,000 for each injury person and $500,000 for each occurrence, and insurance against liability for damage to property of third persons with a limit of not less than $50,000 for each occurrence; and (iii) General Personal Injury and Property Damage Liability Insurance with limits of not less than $1,000,000.

(b) STC will furnish certificates of insurance to CTC as evidence of the above stated coverage which shall contain a provision for fifteen (15) days written notice to CTC of cancellation or non-renewal.

(c) CTC agrees to purchase and maintain, during the term of this Agreement, insurance for its employees performing services hereunder as follows: (i) Worker’s Compensation and Employers’ Liability Insurance in such amounts as may be required by applicable state law; (ii) Automobile Liability Insurance with limits of not less than $500,000 for each injured person and $500,000 for each occurrence, and insurance against liability for damage to property of third persons with a limit of not less than $250,000 for each occurrence; and (iii) General Personal Injury and Property Damage Liability Insurance with limits of not less than $1,000,000.

(d) CTC will furnish certificates of insurance to STC as evidence of the above stated coverage which shall contain a provision for fifteen (15) days written notice to CTC of cancellation or non-renewal.

4.6	Confidentiality.

(a) Subject to the conditions contained herein, in the course of performing this Agreement, each Party (“Receiving Party”) will be furnished with certain Confidential Information of the other (“Disclosing Party”). The term “Confidential Information” means all information concerning the Disclosing Party or its business, products or services that is not generally known to the public, regardless of whether such information is provided to the Receiving Party orally, in writing or other tangible form, via email or in electronic form. Confidential Information includes, without limitation, technical, financial or business information or data; product plans, delivery lists and other lists of actual or potential customers. Confidential Information also includes all information that the Disclosing Party is required by third parties (including the Disclosing Party’s customers) to keep confidential.

(b) The Receiving Party shall not use any portion of the Confidential Information in any manner or for any purpose other than in connection with the performance of this Agreement (the “Permitted Purpose”). At all times that the Receiving Party is in possession of Confidential Information, the Receiving Party shall (i) safeguard the Confidential Information from unauthorized use and disclosure, using at least the same level of protection as the Receiving Party affords its own confidential and proprietary information, but in no event shall the Receiving Party use less than a reasonable degree of care to prevent the unauthorized use or disclosure of such Confidential Information; (ii) disclose the Confidential Information to no one other than employees, contractors (and their subcontractors and sub-agents), each with a specific need to know in order to perform the Permitted Purpose; and (c) advise all such employees and independent contractors of their obligations with respect to the Confidential Information. Where CTC is the Receiving Party, CTC further agrees that all of the independent contractor agreements signed by CTC Contractors will contain provisions providing for the imposition of penalties for breach of confidentiality, and that CTC will enforce such contractual provisions with respect to STC’s Confidential Information to substantially the same extent it enforces such provisions with respect to its own Confidential Information.

(c) No press release of the existence or terms of this Agreement or the transactions contemplated hereby shall be made by either Party without the consent of the other Party and each Party shall furnish to the other Party advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which such Party proposes to make public such press release; provided, however, that nothing in this Agreement shall prohibit CTC or STC journalists or other journalists working for Tribune Publishing newspapers from commenting or reporting about the existence or terms of this Agreement using any information, data or materials that are independently discovered or publicly known.

(d) This Section 4.6 shall not, however, be construed to prohibit the Receiving Party from (i) making any disclosures that it is required to make by law, the rules of any stock exchange or market, court of law or other legal process; provided that Receiving Party (A) gives the Disclosing Party reasonably prompt written notice of an impending disclosure pursuant to this sentence, (B) provides reasonable assistance to the Disclosing Party in opposing or limiting the compelled or required disclosure and (C) makes only such disclosure, in both manner and content, as is compelled or required, (ii) disclosing this Agreement or its terms to its attorneys, accountants, lenders, agents or advisors, (iii) using any general knowledge, ideas, concepts, skills, know-how and expertise (including general knowledge related to techniques, methodologies, practices and processes) acquired or developed in connection with this Agreement, so long as such use does not disclose information pertaining specifically to the other Party or its business operations; or (iv) using any information, data or materials that are independently discovered, publicly known or that have been rightfully received from any third-party source or sources without any violation or obligation of nondisclosure.

(e) All Confidential Information, including any documents, copies, reproductions, extracts or summaries which contain or embody such Confidential Information (regardless of who made such) shall be and remain the property of the Disclosing Party. Upon request by the Disclosing Party or upon completion of the activities constituting the Permitted Purpose, the Receiving Party must promptly re-deliver to the Disclosing Party all Confidential Information furnished to the Receiving Party in tangible form, and any documents, copies, reproductions, extracts or summaries which contain or embody any Confidential Information (regardless of who made such). Upon the Disclosing Party’s request, an officer of the Receiving Party will certify as to its compliance with this Section 4.6.

(f) The Receiving Party shall notify the Disclosing Party reasonably promptly upon discovery of any unauthorized disclosure or use of Confidential Information. The Receiving Party will cooperate with the Disclosing Party in a commercially reasonable manner to help the Disclosing Party regain possession of its Confidential Information and/or to prevent further unauthorized use or disclosure. In the event of the Receiving Party’s threatened or actual breach of the terms of this Agreement, the Disclosing Party shall have no adequate remedy at law and shall be entitled to (i) seek all equitable remedies, including immediate injunctive and other equitable relief (without bond and without the necessity of showing actual monetary damages) enjoining the Receiving Party and every other party from breaching the terms of this Agreement; and (ii) any other legal remedies that may be available.

(g) Nothing in this Agreement shall in any way affect or limit CTC journalists, STC journalists, or other journalists for other Tribune Company newspapers from reporting on any aspect of CTC’s or STC’s business or personnel, using any information, data or materials that are independently discovered, or independently obtained, or publicly known. In addition, nothing in this Agreement shall be construed to prevent CTC or STC from affirmatively marketing and promoting their respective publications to all potential subscribers without use of the other Party’s Confidential Information.

4.7	Term & Termination.

(a) This Agreement shall commence on August 8, 2007 and continue through August 31, 2017 or until terminated, suspended, or extended in a manner as prescribed below:
       (i) Either Party may terminate this Agreement, without cause, upon the giving of three (3) years notice in writing to the other Party, said termination being effective three (3) years from the date upon which notice is given under this Section 4.7(a).
       (ii) Failure by STC to meet its payment obligations contained in Sections 2.3, 3.2 and 4.3 of this Agreement is a material breach of this Agreement and CTC reserves the right to give written notice to STC to cure such default within thirty (30) days; provided, however, that any failure to meet a payment obligation by STC shall not be a material default if and to the extent that the payment amount in question is the subject of a good faith dispute by STC and such good faith dispute has been asserted by STC in writing. If STC has not cured a payment default within thirty (30) days after notice, CTC shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement immediately.

       (iii) A breach by STC of the exclusivity covenant contained in Section 4.2 is a material breach of this Agreement and CTC reserves the right to give written notice to STC to cure such default within sixty (60) days. If STC has not cured such default within sixty (60) days after notice, CTC shall be entitled, in addition to any other rights it may have under this Agreement or otherwise under law, to terminate this Agreement immediately.
       (iv) Failure by CTC to perform a material term of this Agreement shall entitle STC to give written notice to CTC to cure such default within thirty (60) days. If CTC has not cured such default within thirty (60) days after receipt of written notice, STC may at its discretion terminate this Agreement, subject to the transition provisions set forth in Section 4.8, in addition to any other rights it may have under this Agreement or otherwise under law.
       (v) In the event that an event or multiple events reasonably proximate in time and related in subject matter, outside of CTC’s reasonable control, increase(s) CTC’s costs to perform the distribution services provided under this Agreement and for all other publications distributed by CTC (including, without limitation, publications owned by CTC or its affiliates) by more than fifteen percent (15%) over the aggregate cost to perform such services as of the date immediately prior to the occurrence of such event or events (an “Extraordinary Cost Increase”), then CTC shall give written notice to STC detailing the components of the Extraordinary Cost Increase and revised fee schedules determined in accordance with Schedule D-2 attached hereto. Within thirty (30) days of receipt of such written notice, STC shall provide CTC with written notice of its election to either (1) continue the Agreement at the increased rates specified in CTC’s notice; or (2) terminate the Agreement at such time specified in the notice. In the event STC elects to terminate the Agreement pursuant to the immediately preceding sentence, the increased rates will apply commencing thirty (30) days following receipt of CTC’s notice communicating the Extraordinary Cost Increase through the end of the term as specified in STC’s termination notice. Notwithstanding the foregoing, increases in fuel expenses shall not qualify as an Extraordinary Cost Increase, it being the intention of the Parties that the Fuel Escalator contemplated by Section 4.9 hereof shall be the sole and exclusive price adjustment mechanism for changes in fuel costs.
       (vi) Beginning in August 2013, the Parties shall meet and confer in good faith for the purpose of renegotiating the fees, rates and other terms set forth herein for periods beyond the expiration of the initial ten (10) year term. The Parties shall complete negotiations of term, fees and rates for renewal no later than August 1, 2014.
(b) The terms and conditions of this Agreement that, by their sense and context, are intended to survive the expiration or termination of this Agreement, including specifically and without limitation the provisions of Section 4.6 of this Agreement, shall so survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

4.8	Transition Upon Termination. Notwithstanding anything else in this Agreement to the contrary, in the event that this Agreement is not renewed at the end of the term hereof, or is terminated for any reason other than for a breach of (i) STC’s payment obligations pursuant to Sections 2.3, 3.2 and 4.3 that is not cured as contemplated by

Section 4.7(a)(ii) hereof; or (ii) STC’s exclusivity obligations pursuant to Section 4.2 that is not cured as contemplated by Section 4.7(a)(iii) hereof, CTC shall cooperate with STC in the rebuilding of a new separate distribution network. In the event of a termination of this Agreement by CTC, STC shall have the right to terminate this Agreement before the end of the notice period mandated hereby in STC’s sole and unrestricted discretion.

4.9	Fuel Escalator.

(a) As used in the Agreement, the term “Base Rate” shall mean $3.06 per gallon of regular grade gasoline.

(b) If during the term of this Agreement, the retail price of regular grade gasoline in the Chicago metropolitan area, determined with reference to the Energy Information Administration retail price Index (on an average per gallon basis) as published at www.eia.doe.gov/oil_gas/petroleum/data_publications/wrgp/padd_chicago_mini_report.html (“EIA Index”), increases by at least $0.50 per gallon over the Base Rate, STC shall pay CTC an additional $8,750 weekly for each full $0.50 increment over the Base Rate. The EIA Index is published weekly, and additional fuel escalator charges shall be evaluated weekly as each new index is published. Each such surcharge shall apply only for so long as the price of regular grade gasoline remains at or above the $0.50 per gallon increase related to such surcharge and no surcharge shall be required if the price of regular grade gasoline returns to the Base Rate or below. STC shall make any payments to CTC required under this Section 4.9(a) on a monthly basis.

(c) If during the term of this Agreement, the EIA Index, decreases by at least $0.50 per gallon below the Base Rate, CTC shall provide a weekly $8,750 credit to STC for each full $0.50 increment under the Base Rate. The EIA Index is published weekly, and additional fuel escalator credits shall be evaluated weekly as each new index is published. Each such credit shall apply only for so long as the price of regular grade gasoline remains at or below the $0.50 per gallon decrease related to such credit and no credit shall be required if the price of regular grade gasoline returns to the Base Rate or above.

4.10	Zoning. In order to increase advertiser options for zoned advertising, during the term of this Agreement, STC may avail itself at no charge of CTC’s newspaper and newspaper delivered pre-print zoning capabilities for delivery of the Publications. In the event CTC further refines its zoning options, CTC will also make available to STC the new zoning options at the time CTC implements them. If CTC restricts or limits current zoning capabilities, CTC will provide STC with (i) three (3) months advance notice of these zoning changes. CTC agrees not to restrict or limit its zoning levels below the zip code level.

4.11	Governing Law. This Agreement shall be deemed to have been made in the State of Illinois and shall be governed by, and construed in accordance with, the laws of the State of Illinois without reference to the principles governing conflicts of laws. The Parties agree that courts in Cook County, Illinois, shall have exclusive jurisdiction over any dispute arising hereunder.

4.12	Notices. All notices, requests, demands and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall

(unless otherwise specifically provided herein) be in writing (which shall include notice by telecopy or like transmission), and shall be deemed given upon actual receipt (or refusal of such receipt) and may be sent by personal delivery, facsimile transmission, overnight Federal Express or similar bonded, overnight courier service or certified first-class mail, return receipt requested, to the Parties at the addresses and facsimile numbers set forth below (or such other addresses and facsimile numbers as a Party may have specified by notice given to the other parties hereto pursuant to this provision):

If to CTC:

Chicago Tribune Company
777 W. Chicago Avenue
Chicago, IL 60610-2489
	Attn:	Tony Hunter
Senior Vice President
Circulation & Operations
	Fax:	(312) 222-2353

with a copy to:

Tribune Company
435 N. Michigan Avenue
Chicago, IL 60611
	Attn:	General Counsel
	Fax:	312-222-4206

If to STC:

The Sun-Times Company
c/o Sun-Times Media Group, Inc.
350 North Orleans Street 10-S
Chicago, IL 60654
	Attn:	Vice President, Operations
	Fax:	312-321-2199

with a copy to:

Legal Department
Sun-Times Media Group, Inc.
350 North Orleans Street 10-S
Chicago, IL 60654
	Attn:	General Counsel
	Fax:	312-321-0629

4.13	Successors & Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.

4.14	Waste Disposal. Any waste or trash resulting from materials provided by STC to CTC or CTC Contractors shall be the sole responsibility of CTC.

4.15	Assignment. No right, obligation or interest in this Agreement shall be assigned by either Party, whether by action of law or otherwise; provided, however, that (a) CTC will assign all of its rights and obligations under this Agreement to any party that succeeds to substantially all of the assets of CTC or CTC’s newspaper distribution business whether through merger, buy-out or otherwise and will require that the successor/purchaser assume all obligations of this Agreement; (b) STC will assign all of its rights and obligations under this Agreement to any party that succeeds to substantially all of the assets of STC whether through merger, buy-out or otherwise and will require that the successor/purchaser assume all obligations of this Agreement; and (c) if any of the Sun-Times Subsidiaries or the Publications are sold, transferred or otherwise acquired by another party, STC shall, as a condition of such transfer, require that the purchaser or transferee agrees to assume all of STC’s obligations under this Agreement as they relate to the purchased or transferred Publication or Publications. In the event of an assignment contemplated by Section 4.15(c), the rates contained in this Agreement and attached Schedules will remain in effect as to such transferred Publication or Publications for only three (3) years from the date of sale or transfer of such Publication or Publications.

4.16	Inflation Adjustment. Subject to adjustments relating to an Extraordinary Cost Increase as provided in Section 4.7(a)(v), the fees and rates set forth in Schedule D shall remain in effect until December 31, 2012. Thereafter, beginning on January 1, 2013 and effective on each January 1 for the balance of the term of this Agreement, the fees and rates set forth in Schedule D for the next twelve (12) month period shall be adjusted to reflect the year-over-year percentage change from the prior year in the Chicago-Gary-Kenosha Consumer Price Index for All Urban Consumers (CPI-U), calculated without giving effect to changes in gasoline prices.

4.17	Relationship of the Parties. The Parties are independent contractors and each of them may engage in any other business or employment, including the delivery and sale of other publications or products. If required by applicable law, Form 1099 will be completed and sent to the Internal Revenue Service each year reporting fees paid to CTC for services rendered. The Parties acknowledge and agree that this Agreement is limited to the distribution of the Publications as provided herein with the intent of promoting efficiency, customer service and the ability of each Party to offer zoned advertising to advertisers. The Parties shall continue to compete in all other respects. This Agreement does not limit or restrict either Party’s ability to compete in the marketing or sale of each Party’s publications or advertising within those publications and neither Party shall perform or fail to perform its respective obligations hereunder in a manner calculated to limit or restrict the other Party’s ability to so compete. In particular, the Parties shall continue their respective independent efforts to promote and expand their readership base, to aggressively market to advertisers and to constantly improve the editorial content of their respective publications. Each Party shall remain solely responsible for the publication, printing/production, advertising solicitation, circulation solicitation, business development, establishment of advertising rates and establishment of circulation rates for each of their respective publications and shall not coordinate or collaborate with the other Party on any of the foregoing matters. There shall be no merger, combination or amalgamation of editorial or reportorial staffs hereunder and all editorial policies of each Party’s respective publications will continue to be independently determined.

4.18	Intellectual Property. Neither Party may use any trademarks, trade names, slogans, or logos or other intellectual property of the other Party in connection with its performance of its obligations hereunder without the prior written consent of the other Party.

4.19	Force Majeure Event. If either Party is unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, and which by exercise of reasonable due diligence, such affected Party could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor, then the performance of the obligations under this Agreement of such Party as they are affected by such cause will be excused during the continuance of the inability so caused. No Party will be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. A Party that is rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event will give prompt notice of such fact to the other Party, followed by written confirmation of notice, and will exercise due diligence to remove such inability with all reasonable dispatch.

4.20	Representations and Warranties.

(a) Of CTC. CTC represents and warrants as follows:
       (i) CTC has the full right and power to enter into and perform its obligations under this Agreement and that there is no contract or agreement with any other person, firm, or corporation which will in any manner interfere with rights granted or obligations assumed herein.
       (ii) CTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CTC (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is qualified to do business as a foreign corporation and is in good standing in the State of Illinois. This Agreement has been duly and validly executed and delivered by CTC and constitutes the legal, valid and binding agreement of CTC, enforceable against CTC in accordance with its terms.
       (iii) Neither the execution and delivery by CTC of this Agreement, nor the performance by CTC of its obligations hereunder (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default), requires any consent, approval or authorization under or would result in a loss of any benefit to which CTC or any of its subsidiaries is entitled under any material agreement, or (b) violates the certificate of incorporation of CTC, any law or any judgment, decree or order of any court applicable to CTC or, to CTC’s knowledge, the CTC Contractors.

       (iv) CTC is not required to obtain any consent, approval or authorizations of, or make any declaration, filing or registration with, any person or entity (including any governmental body) in connection with the execution, delivery and performance by CTC of this Agreement.
(b) Of STC. Sun-Times represents and warrants, on behalf of itself and each of the Sun-Times Subsidiaries, as follows:
       (i) Each of the Sun-Times and the Sun-Times Subsidiaries has the full right and power to enter into and perform its respective obligations under this Agreement and that there is no contract or agreement with any other person, firm, or corporation which will in any manner interfere with rights granted or obligations assumed herein.
       (ii) Each of the Sun-Times and the Sun-Times Subsidiaries is a corporation or limited liability company, as appropriate, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Sun-Times and the Sun-Times Subsidiaries (i) has all requisite corporate or limited liability company power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is qualified to do business as a foreign corporation or limited liability company and is in good standing in the State of Illinois. This Agreement has been duly and validly executed and delivered by STC and constitutes the legal, valid and binding agreement of STC and the Sun-Times Subsidiaries, enforceable against STC and each of the Sun-Times Subsidiaries in accordance with its terms.
       (iii) Neither the execution and delivery by Sun-Times of this Agreement, nor the performance by Sun-Times or any of the Sun-Times Subsidiaries of their respective obligations hereunder (a) violates, is in conflict with, accelerates the performance required by or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default), requires any consent, approval or authorization under or would result in a loss of any benefit to which Sun-Times or any of the Sun-Times Subsidiaries is entitled under any material agreement, or (b) violates the certificate of incorporation or organization of STC or any of the Sun-Times Subsidiaries, any law or any judgment, decree or order of any court applicable to Sun-Times or any of the Sun-Times Subsidiaries.
       (iv) Neither Sun-Times nor any of the Sun-Times Subsidiaries is required to obtain any consent, approval or authorizations of, or make any declaration, filing or registration with, any person or entity (including any governmental body) in connection with the execution, delivery and performance by Sun-Times or any of the Sun-Time Subsidiaries of this Agreement.
4.21	Further Assurances. Each Party shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Parties deem appropriate to comply with the requirements of law for the performance of the Agreement and to comply with any laws, rules, and regulations relating to the distribution services to be provided hereunder. CTC and STC shall cooperate in connection with any governmental or other administrative or regulatory investigation arising out of the Parties’ respective obligations under this Agreement.

4.22	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

4.23	Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The captions contained herein are for the convenience of the parties and shall not be deemed to be part of this Agreement. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

4.24	Entire Agreement; Modification. This Agreement, including all attached Schedules, which are hereby incorporated by reference, and the Equipment Purchase Agreement (as defined in Section 4.29) constitute the entire Agreement between the Parties and supersede any prior agreement of any kind, either oral or written, between the Parties. The terms of this Agreement may be modified only by a writing signed by an authorized agent of each Party.

4.25	Real Estate Lease Assignments. On or before October 1, 2007, STC will transfer and assign to CTC all of STC’s right, title and interest in, to and under the lease agreements identified on Schedule G (the “Leases”) and CTC will assume and agree to satisfy or perform when due all of STC’s debts, liabilities, obligations and commitments under the Leases arising after the effective dates of such assignments, including payment to STC of an amount equal to the amount of unencumbered security deposits due under the Leases at the expiration of the current terms (collectively, the “Assumed Liabilities”). In the event any of the Leases are renewed by CTC beyond the expiration of their current terms, STC, CTC and the respective landlords will conduct an assessment of the facilities as of the time of the renewal term commencement date and will mutually agree on the amount of the security deposit that is not encumbered to bring the facility up to the condition required in the current lease. STC and CTC shall each from time to time at the other’s request and without further consideration execute and deliver to the other such additional instruments of transfer, conveyance, assignment and assumption as may be reasonably requested in order better (a) to assure, convey and confirm to the other all of the right, title and interest in the Leases to be assigned, conveyed and transferred by STC hereunder; and (b) to assume, indemnify, perform and discharge all of the Assumed Liabilities by CTC. To the extent that STC’s rights under any Lease may not be assigned without the consent of a third party that has not been obtained, STC and CTC shall cooperate to obtain such consent, and this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair CTC’s rights under the Lease in question so that CTC would not in effect acquire the benefit of all such rights, then STC to the maximum extent permitted by law, shall act after October 1, 2007 as an agent in order to obtain for CTC the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with CTC in any other reasonable arrangement designed to provide such benefits to Buyer.

4.26	Injunctive Relief. CTC acknowledges and agrees that STC is dismantling its distribution network in reliance on CTC’s promises to provide distribution services on the terms and subject to the conditions set forth in this Agreement. CTC therefore agrees that STC, in addition to any other rights and remedies STC may have at law or in equity, shall be entitled to seek an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining CTC from committing or continuing any breach of its obligations contained herein.

4.27	Information Rights, Record Keeping and Audit Rights. During the term of this Agreement, CTC shall provide STC with reports, data and information reasonably requested by STC regarding the distribution of the Publications hereunder, provided such reports, data and information is prepared by CTC in the normal course of managing its overall newspaper distribution network and is readily available. Notwithstanding the immediately preceding sentence, the Parties agree that STC shall not be entitled to any cost, pricing or other sensitive information. In addition, during the term of this Agreement and for a period of seven (7) years after the termination of this Agreement, CTC shall keep full and accurate books and records of all items necessary (i) to accurately and correctly calculate the payments due to it from STC hereunder for the most recent three (3) calendar years; (ii) to accurately and correctly calculate the amounts invoiced and collected by CTC pursuant to Section 3.3 hereof; (iii) to justify any and all price increases imposed by CTC pursuant to the terms of Section 4.7(a)(v) of this Agreement; (iv) to support and justify the circulation amounts reported by STC to any circulation auditing or reporting agency during the term hereof; and (v) to confirm that CTC is fulfilling each of its other obligations under this Agreement. Upon a request of STC, and not more than once in any 12-month period, CTC shall permit an independent public accounting firm reasonably acceptable to CTC engaged by STC to examine such books and records (insofar as they relate to such payments) during normal business hours, on reasonable prior written notice, to audit such books and records for purposes of confirming the information reflected therein; provided, however, that such independent accountants shall not disclose CTC’s confidential information to STC, except to the extent such disclosure is otherwise permitted or required under this Agreement. If such accounting firm concludes that CTC has overcharged STC for distribution services under the terms of this Agreement, then, unless CTC’s independent accounting firm provides written notice of disagreement with such conclusion, CTC shall pay, within 30 days of the date that STC advises CTC in writing of such overpayment, the amount of such overpayment. All expenses relating to such audit shall be borne by STC, unless such audit discloses an overpayment in excess of five percent (5%) with respect to the amount charged, in which case such expenses shall be paid by CTC.

4.28	Communication Protocols and Dispute Resolution.

(a) Each Party agrees that it will designate in writing a single person who is authorized to represent such Party in discussions or communications with the other Party with respect to any and all matters that arise in connection with this Agreement. The persons so designated are referred to herein as the “Party Representatives.” Each Party Representative may designate in writing one or more persons to act in his or her place. The Parties agree that the Party Representatives will promote open communications in an effort to avoid miscommunication and disputes between the Parties. The initial Party Representatives shall be Kevin King, Vice President of Distribution, for STC and Earnest Sutton, Director, Commercial Delivery, for CTC.

(b) Before commencing any claims hereunder, the Parties agree to in good faith try to settle any disputes as to validity, enforceability, construction, or breach hereof (“Disputes”) by negotiations between them. Such negotiations are to include, at a minimum, written notice by the Party initiating the Dispute describing in detail the legal, evidentiary and business bases of the Dispute and any proposed remedy or solution, a written response to the notice describing in detail the other Party’s disagreements, if any, with the initiating Party’s description of the bases of the Dispute and proposed remedy or solution, and one or more discussions between executives with authority to resolve the Dispute. Unless otherwise mutually agreed by the Parties in writing, the period for negotiation will be deemed ended thirty days after receipt of the initial written notice. Nothing in this Section 4.28 shall prevent or require the delay of any filing or other action if reasonably necessary to prevent a claim being barred by an applicable statute of limitations.

4.29	Equipment Purchases. On or before October 15, 2007, CTC shall purchase from STC certain equipment currently used by STC in connection with the distribution of the Publications as more fully described in Exhibit A to the equipment purchase agreement set forth in Schedule I attached hereto (the “Equipment Purchase Agreement”) for a price and in accordance with the terms set forth in the Equipment Purchase Agreement.
[THE BALANCE OF THIS PAGE IS BLANK]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and the date first above written.

By:	/s/ Scott C. Smith
Chicago Tribune Company
Scott C. Smith President and Publisher

By:	/s/ Cyrus F. Freidheim, Jr.
The Sun-Times Company
Cyrus F. Freidheim, Jr. President and Chief Executive Officer

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